Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 October 24, 2007

New iPath(R) Commodity Sub-Index ETNs from Barclays

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iPath® Exchange Traded Notes (ETNs) deliver exposure to the performance of commodity sub-indexes for long or short tactical strategies, cost, tax, and logistical advantages.	Get the info on iPath® ETNs from Barclays

Barclays introduces eight new iPath® ETNs tracking commodity sub-indexes:	Get the info sheets and prospectuses

• iPath® Dow Jones—AIG Agriculture Total Return Sub-IndexSM ETN (Ticker: JJA)

• iPath® Dow Jones—AIG Energy Total Return Sub-IndexSM ETN (Ticker: JJE)	Get the Basics of Commodities brochure

• iPath® Dow Jones—AIG Grains Total Return Sub-IndexSM ETN (Ticker: JJG)

• iPath® Dow Jones—AIG Industrial Metals Total Return Sub-IndexSM ETN (Ticker: JJM)

• iPath® Dow Jones—AIG Livestock Total Return Sub-IndexSM ETN (Ticker: COW)

• iPath® Dow Jones—AIG Copper Total Return Sub-IndexSM ETN (Ticker: JJC)

• iPath® Dow Jones—AIG Natural Gas Total Return Sub-IndexSM ETN (Ticker: GAZ)

• iPath® Dow Jones—AIG Nickel Total Return Sub-IndexSM ETN (Ticker: JJN)

iPath ETNs offer:

•	Cost and tax efficiency¹

•	Precise exposure to commodities markets

•	Daily exchange liquidity

For more information on these new iPath ETNs, call 1-877-76-iPATH or visit www.iPathETN.com.

¹	iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions. The sale, redemption or maturity of the Securities will generate tax consequences. In certain cases, you may be required to make a specific election in order to receive the most favorable tax treatment. For a more complete description, please see the description of the US federal income tax treatment in the applicable Pricing Supplement at www.iPathETN.com.

New iPath(R) Commodity Sub-Index ETNs from Barclays

FIND YOUR iPATH	1-877-76-iPATH	www.iPathETN.com

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

In addition to factors affecting commodities generally, index components composed of futures contracts on nickel or copper, which are industrial metals, may be subject to a number of additional factors specific to industrial metals that might cause price volatility. These include changes in the level of industrial activity using industrial metals (including the availability of substitutes such as man-made or synthetic substitutes); disruptions in the supply chain, from mining to storage to smelting or refining; adjustments to inventory; variations in production costs, including storage, labor and energy costs; costs associated with regulatory compliance, including environmental regulations; and changes in industrial, government and consumer demand, both in individual consuming nations and internationally. Index components concentrated in futures contracts on agricultural products, including grains, may be subject to a number of additional factors specific to agricultural products that might cause price volatility. These include weather conditions, including floods, drought and freezing conditions; changes in government policies; planting decisions; and changes in demand for agricultural products, both with end users and as inputs into various industries.

“Dow Jones®”, “AIG®”, “Dow Jones-AIG Commodity IndexSM”, “DJ-AIGCISM”, “Dow Jones-AIG Commodity Index Total ReturnSM “, “Dow Jones-AIG Agriculture Total Return Sub-IndexSM”, “Dow Jones-AIG Copper Total Return Sub-IndexSM”, “Dow Jones-AIG Energy Total Return Sub-IndexSM “, “Dow Jones-AIG Grains Total Return Sub-IndexSM”, “Dow Jones-AIG Industrial Metals Total Return Sub-IndexSM”, “Dow Jones-AIG Livestock Total Return Sub-IndexSM “, “Dow Jones-AIG Natural Gas Total Return Sub-IndexSM” and “Dow Jones-AIG Nickel Total Return Sub-IndexSM “ are registered trademarks or servicemarks of Dow Jones & Company, Inc. (“Dow Jones”), and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones?AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. (“AIG-FP”), AIG or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG-FP, AIG, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities.

© 2007 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 4795-iP-1007

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